PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
Alombardi@pdi-inc.com, www.pdi-inc.com	Mcarey@RxIR.com

PDI Reports 2011 Second Quarter Financial Results
Management to Host Conference Call Tomorrow,
August 9, 2011 at 8:30AM ET

Parsippany, N.J., August 8, 2011 – PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the second quarter ended June 30, 2011. Summary financial and operating highlights include:
•	Second quarter 2011 revenue of $40.6 million rose 24% vs. second quarter of 2010
•	Consolidated second quarter 2011 operating loss from continuing operations of $0.7 million; excluding Group DCA operations, earned $0.5 million in operating income
•	Cash and equivalents at June 30, 2011 totaled $64.1 million, $1.3 million higher than year end 2010; no commercial debt
•
Announced a $55 million fee-for-service agreement to provide full commercialization services for a pain product for osteoarthritis through 2013; PDI forms new division, Interpace BioPharma, LLC (Interpace) for product commercialization business

•
Announced four new CSO business wins, expected to generate total combined revenues of approximately $10 million, with a projected $4 million to be recorded in 2011. A total of approximately $20 million in new CSO business wins have been announced, to date, in 2011

Condensed Summary Statement of Continuing Operations

	2nd Quarter Ended		Six Months Ended
	June 30,*		June 30,*
$'s in millions except EPS	2011	2010	2011	2010

Revenue, net	$40.6	$32.8	$86.7	$64.0

Gross profit	9.0	7.8	18.0	14.3

Operating expenses:
Compensation expense	6.2	4.5	12.2	9.0
Other SG&A	3.5	3.3	8.0	6.9
Facilities realignment	-	0.6	-	0.6
Total operating expenses	9.7	8.4	20.2	16.5

Operating loss	$(0.7)	$(0.6)	$(2.2)	$(2.2)

Other (expense) income, net	-	-	(0.1)	0.1
Provision (benefit) for income tax	0.2	0.1	(0.9)	0.1
Loss from continuing operations	$(0.9)	$(0.7)	$(1.4)	$(2.2)
Diluted loss from continuing
operations per share	$(0.06)	$(0.05)	$(0.10)	$(0.16)
*Unaudited

CEO Comments

“PDI’s results for the second quarter of 2011 reflect the continued strength of the business and our ability to build upon the successes we have achieved in prior quarters,” stated Nancy Lurker, Chief Executive Officer of PDI. "Notably, excluding the impact of Group DCA, which experienced somewhat slower revenue growth than expected due to a lengthening implementation cycle by pharmaceutical companies, PDI earned approximately $500,000 in operating income, extending our upward earnings trend. Additionally, consolidated revenues for the second quarter improved by 24%, driven chiefly by new business wins in our Sales Services segment.

“Since the release of our first quarter results, we were pleased to announce four new business wins with first-time clients, which together, are expected to generate total revenues of over $10 million, with approximately $4 million anticipated to be recorded this year. These are in addition to the $9 million new business win we announced with our first quarter 2011 financial results, and reflect the variety of PDI’s capabilities, including dedicated and shared sales teams. Target audiences for these newest engagements include gastroenterologists, nephrologists, cardiologists, dermatologists, neurologists and primary care physicians.”

Ms. Lurker continued, “While industry trends, including patent expirations, reduced physician access and increased margin pressures in the pharmaceutical industry, all support a rising demand for the outsourcing of sales reps and their direct support functions, we are also beginning to witness a broader outsourcing commitment to full product commercialization. Capitalizing on these changes, we were very pleased to have recently announced the formation of a new division, Interpace BioPharma, to take advantage of these new commercial opportunities. Our first such opportunity, announced in conjunction with the formation of Interpace, is a 2 1/2-year, $55 million, fee-for-service agreement with a European pharmaceutical company to market in the U.S. and its territories a treatment for pain associated with osteoarthritis of the knee. Under the agreement, which should generate approximately $10 million in revenues this year, Interpace will provide a dedicated sales team and be responsible for managing the U.S. commercialization of the product.

“Our ability to negotiate this major new agreement, which will provide an additional source of income for PDI, is indicative of our range of capabilities and dedication to meeting the demands of the industry. With Interpace, we look forward to solidifying additional fee-for-service agreements and other value-added product commercialization opportunities moving forward.

“As always, PDI remains attuned to the industry’s fast-paced dynamics. Today, with the combination of our legacy PDI business; our interactive digital communications agency, Group DCA; our clinical educator division, EngageCE, and; Interpace Biopharma, PDI has built an even more formidable presence in the industry.”

Business Review - Continuing Operations

Group DCA - On November 3, 2010, PDI acquired 100% of the membership interest in Group DCA for approximately $24 million plus potential future payments, based on the achievement of specified revenue and gross profit targets and the success of certain integration activities through 2012. Acquisition accounting rules required the Group DCA assets acquired and liabilities assumed to be recorded at their fair value as of the acquisition date. Acquisition accounting is having, and will continue to have, a significant impact on reported results as discussed in the Group DCA Accounting Impacts section below. The company is presenting the following consolidating reconciliation to clearly identify the impact of Group DCA’s operating results on the results of PDI's continuing operations for the second quarter and six months of 2011.

Reconciliation of Condensed Consolidating Summary of Continuing Operations*
For the Quarter Ended June 30, 2011

$'s in millions	Legacy	Total	Cons.
	PDI**	Group DCA	PDI***

Revenue, net	$37.4	$3.2	$40.6

Gross Profit	7.8	1.2	9.0

Total Operating Expenses	7.3	2.4	9.7

Operating Income (Loss)	$0.5	$(1.2)	$(0.7)

For the Six Months Ended June 30, 2011

Revenue, net	$81.7	$5.0	$86.7

Gross Profit	17.4	0.6	18.0

Total Operating Expenses	15.9	4.3	20.2

Operating Income (Loss)	$1.5	$(3.7)	$(2.2)

* Summary reconciles Legacy PDI and Group DCA to GAAP basis financial results (unaudited)
** Legacy PDI excludes Group DCA
*** Consolidated PDI is on a GAAP basis

Revenue - For the second quarter of 2011, revenue of $40.6 million was 24% higher than the second quarter of 2010. The overall increase is the result of higher Sales Services revenue and higher Marketing Services revenue.

•
Sales Services segment revenue for the second quarter of 2011 of $34.6 million was 14% higher than the second quarter of 2010. This increase in revenue was primarily due to the carryover of 2010 new business wins.

•
Marketing Services segment revenue for the second quarter of 2011 of $5.4 million was 112% higher than the second quarter of 2010 due to $3.2 million of Group DCA revenue recorded, partially offset by a small decrease in Pharmakon revenue, as a result of fewer projects being won and executed.

•
Product Commercialization Services segment revenue for the second quarter of 2011 of $0.7 million is related to operational support services under a new fee-for-service arrangement within the company’s new Interpace BioPharma division. There was no revenue in the second quarter of 2010, as there were no ongoing product commercialization activities during that period.

Gross Profit - For the second quarter of 2011, gross profit of $9.0 million was 16% higher than the second quarter of 2010. This overall increase was driven by the increase in revenues within Marketing Services, due to the addition of Group DCA.

•
Sales Services segment gross profit for the second quarter of 2011 of $6.4 million was 5% lower than the second quarter of 2010. This decrease was primarily the result of lower revenue and gross margin percentage within the Shared Sales unit.

•	Marketing Services segment gross profit for the second quarter of 2011 of $2.3 million was 112% higher due to the inclusion of Group DCA and its gross profit of $1.2 million.

•	Product Commercialization Services segment had gross profit for the second quarter of 2011 of $0.3 million.

Total Operating Expenses - For the second quarter of 2011, total operating expenses were $9.7 million, $1.2 million higher than the second quarter of 2010.

In 2011, total operating expenses include Group DCA operating expenses of $2.4 million, including $0.2 million of amortization of purchased intangibles. Excluding the Group DCA operating expenses, all other total operating expenses for the second quarter of 2011 were $7.3 million compared to $8.4 million for the second quarter of 2010, which included $0.6 million in facilities realignment charges in 2010.

Operating Income/Loss - For the second quarter of 2011, the reported operating loss from continuing operations was $0.7 million, essentially flat when compared to the $0.6 million operating loss in the second quarter of 2010. As reflected on the reconciliation of condensed consolidating summary of continuing operations table above, the 2011 second quarter operating loss is comprised of $0.5 million of operating profit from Legacy PDI and $1.2 million of operating loss from Group DCA.

Liquidity and Cash Flow - Cash and cash equivalents as of June 30, 2011 were $64.1 million, up $1.3 million from year end.

•	The company had positive net cash provided by operations of $1.6 million for the first six months of 2011.

•	As of June 30, 2011, the company's cash equivalents were predominantly invested in U.S. Treasury money market funds, and the company had no commercial debt.

Group DCA Accounting Impacts – The company has previously outlined the impact that acquisition accounting related items could have on the operating results as a result of the Group DCA acquisition in November 2010. The following is an updated summary of how accounting related to the Group DCA acquisition is impacting, and will continue to impact, reported results.

•
On the purchase date, Group DCA had approximately $13 million of deferred revenue on its historical GAAP basis closing balance sheet. Had Group DCA not been purchased, that amount would be recorded as revenue by Group DCA as projects were completed through the remainder of 2010 and 2011. However, as required by the rules of acquisition accounting, approximately $10 million of deferred revenue was eliminated, leaving only $3 million carrying over as revenue to PDI. The majority of the impact will be reflected over the full year of 2011.

•
Acquisition accounting requires ongoing amortization of finite lived intangibles acquired and valued for accounting purposes as of the date of the acquisition. These include the acquired proprietary technology and the extensive health care provider database. Amortization of these intangibles will result in annual charges of approximately $0.9 million.

•
The accounting for potential earn-out payments is influenced by acquisition accounting. Up to $5 million of the potential $30 million of earn-out payments must be charged against earnings as they are earned over 2011 and 2012. However, in determining the amount that was recorded in the initial purchase price, acquisition accounting required the company to estimate the fair value for the remainder of the $25 million of potential earn-out payments which we determined by estimating the present value of earn-out payments we think are probable on a weighted risk-adjusted basis. The amount we recorded as the fair value of these estimated earn-out payments was $1.6 million, which is considered part of the initial purchase price for accounting purposes. During the quarter ended June 30, 2011 we recognized a benefit of $0.2 million in our Marketing Services segment, as the amount we expect to pay as of

June 30, 2011 is lower than our original estimate. Going forward, any difference between our June 30, 2011 estimate and our updated estimates of expected payments in 2012 and 2013 will be adjusted through the statement of operations. This will result in a charge if the amounts we expect to pay are higher than our June 30, 2011 estimate or an additional gain if the amounts we expect to pay are lower than our June 30, 2011 estimate.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, PDI has provided certain non-GAAP financial measures to help evaluate the results of our performance. These non-GAAP financial measures are related to the impact of the Group DCA operating results. The company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the company’s ongoing business and operating performance. The company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company’s financial results in the way that management views financial results. A table included with this press release includes a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Conference Call

As previously announced, PDI will hold a conference call tomorrow, Tuesday, August 9, 2011 to discuss financial and operational results of the second quarter ended June 30, 2011 as follows:

Time: 8:30 AM (ET)
Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203

Conference ID#: 82344673

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available two hours after completion through August 13, 2011 at (855) 859-2056 (U.S. and Canada) or (404) 537-3406. The replay pass code is 82344673. The archived web cast will be available for one year.

About PDI, Inc.
PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise.  For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2010, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue, net	$40,626	$32,849	$86,728	$63,981
Cost of services	31,640	25,074	68,755	49,721
Gross profit	8,986	7,775	17,973	14,260

Compensation expense	6,174	4,528	12,172	8,963
Other selling, general and administrative expenses	3,484	3,300	7,993	6,866
Facilities realignment	-	583	-	583
Total operating expenses	9,658	8,411	20,165	16,412
Operating loss	(672)	(636)	(2,192)	(2,152)
Other (expense) income, net	(23)	10	(82)	75
Loss from continuing operations before
income tax	(695)	(626)	(2,274)	(2,077)
Provision (benefit) for income tax	188	70	(855)	137
Loss from continuing operations	(883)	(696)	(1,419)	(2,214)
Loss from discontinued operations, net of tax	(12)	(194)	(26)	(375)

Net loss	$(895)	$(890)	$(1,445)	$(2,589)

Basic loss per share of common stock:
From continuing operations	$(0.06)	$(0.05)	$(0.10)	$(0.16)
From discontinued operations	-	(0.01)	-	(0.02)
Net loss per basic share of common stock	$(0.06)	$(0.06)	$(0.10)	$(0.18)

Diluted loss per share of common stock:
From continuing operations	$(0.06)	$(0.05)	$(0.10)	$(0.16)
From discontinued operations	-	(0.01)	-	(0.02)
Net loss per diluted share of common stock	$(0.06)	$(0.06)	$(0.10)	$(0.18)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,413	14,289	14,386	14,274
Diluted	14,413	14,289	14,386	14,274

Segment Data (Unaudited)
($ in thousands)

	Sales	Marketing	PC
	Services	Services	Services*	Consolidated
Three months ended June 30, 2011:
Revenue, net	$34,585	$5,357	$684	$40,626
Gross profit	$6,362	$2,340	$284	$8,986
Gross profit %	18.4%	43.7%	41.5%	22.1%

Three months ended June 30, 2010:
Revenue, net	$30,327	$2,522	$-	$32,849
Gross profit	$6,669	$1,106	$-	$7,775
Gross profit %	22.0%	43.9%	-	23.7%

Six months ended June 30, 2011:
Revenue, net	$76,940	$9,104	$684	$86,728
Gross profit	$15,139	$2,550	$284	$17,973
Gross profit %	19.7%	28.0%	41.5%	20.7%

Six months ended June 30, 2010:
Revenue, net	$58,645	$5,336	$-	$63,981
Gross profit	$12,145	$2,115	$-	$14,260
Gross profit %	20.7%	39.6%	-	22.3%

* Product Commercialization (PC) Services

Selected Balance Sheet Data (Unaudited)
(in thousands)
	June 30,	December 31,
	2011	2010

Cash and cash equivalents	$64,020	$62,711

Total current assets	$75,113	$80,652
Total current liabilities	38,283	43,328
Working capital	$36,830	$37,324

Total assets	$116,951	$124,389
Total liabilities	$47,631	$54,876
Total stockholders' equity	$69,320	$69,513

Selected Cash Flow Data (Unaudited)
(in thousands)
	June 30,
	2011	2010

Net loss	$(1,445)	$(2,589)
Non-cash items:
Depreciation and amortization	1,564	763
Stock-based compensation	1,259	788
Other	(9)	82
Net change in assets and liabilities	198	10,432
Net cash provided by operations	$1,567	$9,476

Change in cash and cash equivalents	$1,309	$8,428